EXHIBIT 10.3

Employment Contract

Concluded between

ImVisioN GmbH, Feodor-Lynen-Straße 5, 30625 Hanover,

     - hereinafter referred to as the Company -

and

Prof. Dr. Horst Rose Am Vorwerk 7, 31303 Burgdorf

- hereinafter referred to as the General Manager -

subject to the provisions of the Shareholders’ Resolution of January 28, 2005, the following employment contract is concluded for the position of General Manager.

Article 1 Responsibilities, business management, representation

(1)

The General Manager was appointed as General Manager of the Company by the resolution of the General Meeting of Shareholders of January 28, 2005, as of January 28, 2005. This contract becomes effective by such appointment.

(2)

The General Manager shall perform operations in keeping with the legal regulations, with the provisions hereof and with the Memorandum of Association, exercising the due diligence specific of a businessman. To this effect, he is bound to observe the instructions issued by the General Meeting of Shareholders.

(3)

Provided that the General Manager is the sole holder of this position, all issues regarding the Company are part of his remit. If several persons are appointed as General Managers, the competence of the General Manager is settled according to the tasks set by the General Meeting of Shareholders based on the task allocation plan.

(4)

The content and volume of the representation right and of the signature right of the General Manager are settled by the relevant resolutions of the General Meeting of Shareholders, as well as by the Company’s Articles of Association.

(5)	In relation to the General Manager, the Company is represented by a person appointed by the General Meeting of Shareholders.

Article 2 Approval of shareholders

(1)	Separately from other provisions of the Memorandum of Association, the General Manager should secure the approval of the shareholders for the following operations:

	a)	appointment of attorneys and cancellation of powers of attorneys;

b)

approval for conclusion or amendment of employment contracts, if they should provide for an annual gross salary of more than EURO 100,000.00, including current extra payments; agreements on profit sharing or turnover distribution;

	c)	procurement, alienation or encumbrance of land or real estate rights;

	d)	procurement and alienation of stakes and exercise of other rights of use thereon;

	e)	procurement or alienation of items of fixed assets, if the value of an individual business operation exceeds EURO 100,000.00;

f)

conclusion or amendment of long-term indebtedness relations, for instance management consulting or lease contracts, if the debts arising for the Company exceed the value of EURO 10,000.00 in a month or of EURO 100,000.00 in a year;

g)

conclusion or amendment of contracts regarding current or future intellectual property rights or sales structures of the Company (for instance, license or Know-How agreements), and in case subsidiaries of the Company or of shareholders are concerned (group coordination);

	h)	set-up of guarantees, statements of guarantee or undertaking of debts or participation in debit or similar forms of liability, if the individual value thereof exceeds EURO 100,000.00;

i)

issuance and acceptance of bills of exchange, as well as taking out short-term loans, if they exceed a credit limit to be approved on a short term each year; taking out long-term loans, for instance mortgages and loans for car purchasing;

	j)	legal operations between the Company and - a shareholder or

	-	the General Manager or
	-	another company or another institution equally represented by the General Manager.

(2)

The General Meeting of Shareholders may at any time change or add, by a resolution, operations requiring approval. Additionally, the approval of the General Meeting of Shareholders is required for all decisions exceeding the limits of current business operations.

Article 3 Reporting obligations, financial plan

(1)

The General Manager shall promptly inform the General Meeting of Shareholders, completely and continuously, on the evolution of the business activity, on planning and individual operations of special interest.

(2)

Provided that there are no special statutory provisions or instructions of the shareholders or if the task allocation plan or the job description fails to include provisions to the contrary, the following obligations shall be applicable:

	a)	The General Manager shall inform the General Meeting of Shareholders on the evolution of operations and the Company’s standing.

	b)	The General Manager shall submit to the General Meeting of Shareholders for approval purposes by November 30 of the relevant calendar year an annual financial plan for the next calendar year.

(3)

If, for any reasons, the relevant resolutions of the General Meeting of Shareholders are not adopted, if they are adopted with delay or if there may be a danger in case of delay, the General Manager shall make a decision by applying the principles of a diligent businessman, for the benefit of the Company.

(4)	If the Company were to further appoint an advisory board or a supervisory board, the reporting obligations shall be settled again.

Article 4 Confidentiality

(1)

The General Manager shall be bound to observe the confidentiality obligation regarding all operations and activities of the Company, in particular regarding trade and operational secrets he may become aware of throughout and within his activity performed for the Company. This confidentiality obligation shall also apply to the content hereof and to all agreements regarding this contractual relationship, as well as to the cessation and termination causes thereof.

(2)

Such obligation shall also apply after discharge from the management position and termination of this contract. Additionally, the General Manager undertakes in case of activity termination to return to the Company all documents related to his activity.

Article 5 Working hours and secondary activities

(1)	The General Manager shall undertake to employ his entire working capacity for the benefit of the Company.

(2)

Performance of secondary activities requires the prior written consent of the General Meeting of Shareholders. The same clause shall apply to the practice of public functions or of other functions requiring longstanding efforts.

Article 6 Wages

(1)

The General Manager shall receive for its activity as of April 1, 2005 an annual gross salary of EURO 120,000.00, paid in 12 non-cash gross monthly installments, amounting to EURO 10,000.00, by deducting all legal and other taxes that must be withheld or paid, with a due date for payment at month end. With respect to any activities performed by the General Manager before April 1, 2005, there is no right to payment of a fee or refund of costs from the Company. This provision shall not affect any existing rights against third parties.

The General Manager shall receive a special payment if one of the following events occurs:

The investors wish to alienate in full or in part the Company or shares of the Company during the Asset- Deal or Share-Deal procedure throughout the validity period of the employment contract concluded with the General Manager, therefore by March 31, 2008, or later on (“Exit“). For an Exit case, the General Manager shall receive a special payment to be calculated in keeping with the provisions in Appendix 1, by deducting the applicable wage tax. This amount is due within 10 bank days as of conclusion of the contracts underlying the Exit arrangement.

(2)	The payments set forth under paragraph 1 cover the entire activity in keeping with the provisions of articles 1 and 2. If performance if additional activities exceeding the reasonable limits are unavoidable or in case special activities need to be performed, payment of special fees may be agreed upon.

(3)

If the Company dismisses the General Manager and / or requests ordinary termination and / or releases the General Manager from the liability to perform its contractual obligations, the parties irrevocably give their consent to continuing to pay the wages agreed upon hereunder as per article 1 until expiry of the termination notice period. The obligation to continue to pay the wages shall not apply to the valid extraordinary termination of the contract requested by the Company.

Another fee of the General Manager shall be calculated on the payments to be further made.

Article 7 Payments in case of sickness, accident, decease

(1)

In case of a temporary inability of the General Manager to perform his activity following a sickness, a disability or other circumstances that are not attributable to him, the General Manager is entitled to benefit from the difference between the net wages and the payments made under the statutory and/ or private health insurance for a period of six months.

(2)

In case of the General Manager’s decease throughout the employment contract, his dependants are entitled to benefit from the payment of his fixed salary, including bonuses and other benefits for the month of death, as well as for the two months following that when the death occurred. The dependants should reach an agreement on the percentage they are entitled to from the monthly salary of the General Manager. In case the Company is not notified of a decision adopted based on an agreement regarding the person that shall receive the maximum 2 monthly salaries for the benefit of all dependants, the Company is entitled to make such payments at the registration office of the competent court of law or to the consignment account of the lawyer or of the notary, such payment meaning that the obligation has been performed. Any rights arising under the pension insurance granted by the Company shall not apply for this period of time.

(4)

For the General Manager, the Company shall underwrite an accident insurance within the regular limits, of a minimum value of EURO 500,000.00 in case of disability and of EURO 250,000.00 in case of death caused by an accident. The person that shall benefit from the insured amounts in case of disability is the General Manager and in case of death, the person designated by the latter, and if there is no such provision or if the indicated person deceased, the General Manager’s successors. The insurance shall be no longer valid upon cessation hereof.

(5)

Throughout the validity period of this contract, the Company shall grant to the General Manager a subsidy for the health insurance of a value equal to the employer’s contribution, as it would apply in case of the obligation of the General Manager to underwrite the health insurance, without exceeding however half of the value spent by the General Manager for his health insurance.

Article 8 Leave

(1)	The General Manager shall benefit from an annual leave of 30 business days that he shall use so as to preserve his working capacity. The year when the leave is granted is the calendar year.

(2)

The period of the annual leave shall be set according to the business-specific needs, as well as, if applicable, in accordance with the other general managers. If on commercial grounds or for reasons related to him, by the year end the General Manager cannot use his leave in full or in part, the relevant leave days may be used by March 31 the next year.

(3)

If the leave cannot be granted in full or in part following termination of the employment contract, the same shall be compensated to the General Manager, unless release is granted followed by the additional calculation of leave rights. The compensation agreement should be made in writing.

Article 9 Entertainment expenses, charges, company car

(1)

For his business trips, the General Manager is entitled to request the refund of pro rata travel expenses, having to produce detailed supporting documents in this respect. If using public transportation, including trips by airplane or by sea, he is entitled to choose the Economy or Business class.

Separately from all of the above, the General Manager may entertain certain guests, at the Company’s expense, according to its specific remit.

(2)

In case of business trips, the General Manager is entitled to also request the refund of the charges incurred by such trips. The charges are to be refunded by the Company only against detailed supporting documents.

Article 10 Pension insurance

(1)	In keeping with the provisions of an insurance contract, the Company shall undertake the payment of the direct insurance amounts for the pension insurance underwritten by the Company with an annual value of EURO 2,400.00.

(2)	The relevant details shall be settled by means of a separate contract.

Article 11 Activity for other companies and holding of stakes in other companies

Throughout the validity period of this contract, the General Manager is forbidden to perform his activity independently, as an employee or otherwise for another company, regardless whether there are direct competition relations with such company. The General Meeting of Shareholders may decide in each individual case whether to allow exceptions. Furthermore, throughout the validity period of this contract, the General Manager is forbidden to set up, buy out a business or secure stakes in a company. An exception is the current acquisition of shares in companies listed with stock exchanges as personal investments.

Article 12 Other provisions

(1)

The inventions achieved by the General Manager throughout the validity period of the employment contract within its activity for the benefit of the Company are under the sole ownership of the Company. Any claims of the General Manager shall be set off by his salary. The regulations of the Law on Employees’ Inventions shall not apply in this case.

(2)	The activity shall be based in Hanover.

(3)	The activity shall begin on April 1, 2005.

Article 13 Validity period of the contract, termination

(1)

Initially, the contract between the General Manager and the Company is concluded for a fixed period of three years, which means by March 31, 2008. Either of the parties may request ordinary termination of the contract, subject to a 6-month termination notice. The employment contract is extended with all its rights and obligations by an additional period of 12 months unless either of the parties requests termination subject to a 6-month notice, calculated after the expiry date of the validity period of this contract.

(2)	The right to request extraordinary termination remains unaffected subject to the legal requirements (article 626 of the Civil Code). The category of material reasons includes in particular

	-	the breach of the interdiction to perform additional activities and / or failure to observe the non- competition clause,
	-	serious breaches of the instructions issued by the General Meeting of Shareholders,
	-	preparation of an affidavit by the General Manager.

(3)	In addition to termination, the employment contract ceases at the end of the month when the General Manager turns 65.

(4)

Any form of termination must be made in writing. The competence for the receipt of the termination application drawn up by the General Manager falls upon another General Manager of the Company or, if there is no other person filling this position, upon the shareholder holding the highest share of equity.

(5)

In case of termination of the work relationship or if the General Manager is discharged from his duties, at the request of the General Meeting of Shareholders, the General Manager should promptly return to the Company all goods that have been delivered to him in connection with his activity (keys, notebook, documents of any nature, files). A lien on such goods is excluded.

(6)

In case of termination of the work relationship, the Company is entitled to request the General Manager to immediately cease his activity, while continuing to pay his wages. Throughout the validity period of the release, at the request of the Company, the General Manager shall perform all activities required for the transfer of his term of office.

Article 14 Final provisions

(1)	All disputes arising out of and in connection with this contract shall be governed by the German law. The competent court of law for dispute settlement is based in Hanover.

(2)

Any amendments or supplementations to this contract, which include the removal of the clause regarding the obligatory written format, should be made in writing and adopted by a resolution of the General Meeting of Shareholders.

(3)

In case certain provisions of this contract are invalid, the validity of all other provisions shall not be affected. Replacing any invalid provision or filling any contractual gaps requires adopting such appropriate provision as would have been stipulated by the parties should they have known that such provision was valid or that there was a contractual gap.

Hannover, date 30.03.2005		Hannover, date 30.03.2006

/s/ Wolfgang Trefzger	/s/ Peter Schulz-Knappe
Vorstand	Vorstand	/s/ Horst Rose
The Company		General Manager

Appendix 1 to the General Manager Employment Contract concluded between ImVisioN GmbH and Dr. Martin Steiner on ______________

1.

In case of Exit, the General Manager shall receive a bonus of a value depending on the Company’s evolution in the period comprised between the conclusion of this contract and Exit. Exit includes any transaction whereby Nextech Venture LP alienates at least 80 % of the shares held in the Company, for which an adequate compensation shall be given. Exceptions are the alienations to the affiliates of Nextech Venture LP (article 15 AktG – Share Law) or to companies receiving consulting services from Nextech Venture AG, Zürich (hereinafter collectively referred to as “Nextech Venture“). In case of alienation to an aforementioned company, payment of the bonus is determined by the alienation of such company.

2.

Payment of the bonus should confer upon the General Manager (prior to taxation) the position related to the case where (i) the Company would have held at the beginning of its activity a core capital amounting to EURO 550,000, (ii) with respect to such core capital, the General Manager would have held a share of 33% = EURO 181,500 (iii) and the General Manager would alienate during the Exit operation his shares on the same terms as Nextech Venture. Any form of financing of the Company’s business by Nextech Venture (regardless whether this includes special loans or subsidies related to the equity capital reserves) shall be taken into account as a relevant increase in the core capital of the Company made by Nextech Venture and shall lead to a decrease in the stake of the General Manager.

Example: If upon Exit Nextech Venture provided a total amount of EURO 550,000 for the financing of the current business activity, the calculation base for the bonus shall be diminished, according to the total profit following Exit, by 1/2 to 16.5%.

3.

It is estimated that until Exit is performed other shareholders should receive stakes in the Company by means of capital increases by contributions in cash or in kind. In case of such forms of holdings (financing operation), the calculated shares due to the General Manager are diminished to the same extent as in the case of equity acquisition by Nextech Venture, also including the financing made by latter by that date.

Example: If on the effective date of the relevant capital increase, Nextech Venture had provided a total amount of EURO 550,000 for the financing of the Company’s business, and the new investor, based on an assessment prior to the capital increase amounting to EURO 2,200,000 had made a capital contribution of EURO 4,400,000 (core capital or reserve increases), holding thus a stake of 2/3 of the Company’s shares, the calculation base for the bonus according to the total income shall be diminished by 2/3, to 5.5%.

4.

If contracts stipulate making payments in advance for one or several financing operations performed prior to Exit (so-called liquidation preferences) from the profit related to the Exit operation for other shareholders apart from Nextech Venture LP or its legal successors, the right to bonus payment shall be decreased to the same degree as the share of Nextech Venture from the initial stake in the profit resulting from the Exit operation.

Example: If, based on the example under 3, the profit of the Exit operation had a total value of EURO 26.4 million, and the investor performing the financing operation were to own a right to an advance payment equal to the double of its initial investment (EURO 8.8 million), the calculation base or the bonus shall be diminished according to the total income following the Exit operation by 1/3, to 3.67%, in particular a value of EURO 968,000.

5.

If the General Manager ceases his activity for the Company prior to Exit, he shall actually preserve the right to bonus payment. This shall be reduced, however, according to the termination date of the employment contract, as follows:

Termination 0-6 months prior to Exit	100%
Termination 6-12 months prior to Exit	75%
Termination 12-24 months prior to Exit	50%
Termination 24-36 months prior to Exit	25%
Termination more than 36 months prior to Exit	0%

In case of a termination agreement, the parties shall adopt the adequate regulation by means of negotiations.

6.

If the compensation granted upon Exit is not paid in cash or if it is paid in cash only in part (for instance by granting shares of the acquirer) (“material compensation“), the General Manager shall actually receive the compensation in the same form as it shall be secured by Nextech Venture. The Company shall be however entitled, at its discretion, on the Exit date to decide whether to grant a compensation in cash, determined according to the actual value of the material compensation due to the General Manager on the Exit date. In case of disputes, the value of the compensation in kind is to be determined by a neutral auditor. The General Manager shall undertake any auxiliary obligations following receipt of the compensation in kind (for instance the holding obligation specific to the market conditions).

7.

If the compensation granted upon Exit is not immediately paid or if it is paid in installments or according to the achievement of certain goals or upon occurrence of certain events, payment of the bonus shall be due to the same degree and on the same date as the payment to be made to Nextech Venture.

8.

On the date when the structure of an Exit is determined, the parties shall inform each other on the applicable liquidation procedure, which shall put into practice the aforementioned principles, subject to the interests of the parties and of the shareholders.

Hannover, date 30.03.2005		Hannover, date 30.03.2006

/s/ Wolfgang Trefzger	/s/ Peter Schulz-Knappe
Vorstand	Vorstand	/s/ Horst Rose
The Company		General Manager

/s/ Felix Hofstetter	/s/ Alfred Scheidegger
Managing Partner	Founding Partner and CEO
Nextech Venture AG